John   Nelson, P.S.   Nelson, Watson & Erickson, L.L.P.   Dan Watson, P.S.

                      CERTIFIED PUBLIC ACCOUNTANTS    Curtis Erickson, P.S.



                         INDEPENDENT AUDITOR'S REPORT


To the Stockholders
CLS Financial Services, Inc.
Lynnwood, Washington



We have audited the accompanying balance sheets of CLS Financial
Services, Inc. as of December 31, 1997 and 1996, and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards, and government auditing standards issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 and 1996 financial statements referred to above present fairly, in all material respects, the financial position of CLS Financial Services, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




February 26, 1998








                          First West Building
                    200 First Avenue West Suite 401
                    Seattle, Washington  98119-4299
                            (206) 284-9900
                          Fax (206) 284-3360

                     CLS FINANCIAL SERVICES, INC.
                            BALANCE SHEET
                      DECEMBER 31, 1997 AND 1996




ASSETS 		                               				        1997             1996
Cash                                          	 	$39,504         	$86,160
Cash - trust account 	 	                          12,213           	9,970
Accrued commission receivable              	     	27,834           	1,385
Accrued interest receivable                    	 	39,050          	66,707
Loans receivable - (note 4)                 	 	2,486,934       	2,992,738
Loans receivable - related party (note 8)  	  	3,700,546               	-
Less allowance for loan losses               	 	(14,964)        	(14,964)
Real estate held for sale                     	 	797,730         	735,988
Prepaid expenses 	                               	20,080          	11,653
Other receivables                             	 	103,221               	-
Investments (note 2)                            	 	6,713          	37,021
Land/New bldg                                 	 	600,897               	-
Office furniture and equipment                	 	219,663         	203,075
Less accumulated depreciation               	 	(133,686)       	(113,124)
      Total Assets                         	 	$7,905,735      	$4,016,609


LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                               	 	24,795          	16,438
Accrued wages and benefits                     	 	39,080          	39,857
Trust account payable                          	 	12,213           	9,970
Unfunded loan liabilities (note 5) 	                  	-          	79,879
Accrued interest payable                       	 	50,264          	39,079
Accrued federal income tax 	                          	-          	14,000
Loans payable (note 6) 	                      	5,318,214       	2,986,661
Loans payable related party                   	 	244,123          	77,549
Line of credit 	                                      	-         	150,000
Deferred federal income tax 	 	                   17,413          	18,088
Other payables                                  	 	1,795               	-
Note payable land purchase                    	 	590,000               	-
      Total Liabilities                     	 	6,297,897 	      3,431,521


STOCKHOLDERS' EQUITY
Common stock, no par value, 500 shares         	 	10,000         	10,000
Common stock, no par value, nonvoting 	 	      1,180,467        	180,467
Retained earnings 	                             	394,622        	317,241
Net income (loss) 	                              	22,749         	77,380
     Total Stockholders' Equity      	        	1,607,838        	585,088

     Total Liability & Stockholders' Equity 		$7,905,735     	$4,016,609

The accompanying notes are an integral part of these statements.

                     CLS FINANCIAL SERVICES, INC.
                STATEMENT OF INCOME AND RETAINED EARNINGS
             FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998




REVENUES 					                                     1997            1996
Loan fees 	                                   	$839,720       	$926,106
Interest on loans 	                            	757,094        	700,938
Loan servicing and application fees 	          	133,706         	18,119
Other income 	                                     	345          	7,707
     Total revenues                        	 	1,730,865      	1,652,870


OPERATING EXPENSES
Wages and payroll taxes 	                      	698,294        	798,868
Commission and referrals                     	 	100,056              	-
Interest expense 	                             	570,688        	395,577
Provision for loan losses                          	 	-        	(3,510)
Advertising                                   	 	42,889         	57,787
Rent                                          	 	76,744         	74,611
Telephone and utilities                       	 	16,117         	17,115
Office expense                                  	45,246         	15,474
License and taxes 	                              	3,583         	21,764
Postage                                        	 	4,905          	4,601
Printing 	 	                                      3,908          	4,317
Credit and title fees                         	 	21,793          	2,706
Professional fees                             	 	23,137         	23,371
Travel, entertainment, and promotion 	           	6,444          	2,875
Janitorial and maintenance                     	 	5,942         	10,139
Fringe benefits 	 	                              48,639         	83,891
Depreciation and amoritization                	 	25,099         	26,007
Training and other operating expenses           		6,193         	28,472
     Total operating expenses 	              	1,699,677      	1,564,065


INCOME FROM OPERATIONS                        	 	31,188         	88,805
OTHER INCOME (EXPENSE) - NET                   	 	(239)            	575
NET INCOME BEFORE PROVISION
FOR FEDERAL INCOME TAX                           30,949          89,380


PROVISION FOR FEDERAL INCOME TAX
Current 	 	                                       8,200         	18,600
Deferred 	                                           	-        	(6,600)
     Net income tax                            	 	8,200         	12,000


NET INCOME 	                                    	22,749         	77,380


RETAINED EARNINGS, beginning of year         	 	394,622        	317,241
RETAINED EARNINGS, end of year 	              	$417,371       	$394,621

                     CLS FINANCIAL SERVICES, INC.
                  COMPARATIVE STATEMENT OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996




CASH FLOWS FROM OPERTING ACTIVITIES                       1997          1996
Net income                                            	$22,749      	$77,380
Adjustments to reconcile net income to net cash from operations:
Depreciation and amoritization     	                    25,099       	26,007
Loss on sale of equipment                               	1,239            	-
Allowance for loan losses                                   	-      	(3,510)
Deferred income taxes                                   	(675)        	1,940
Decrease (increase) in commissions receivable        	(26,449)       	23,435
Decrease (increase) in interest receivable             	27,657     	(41,202)
Decrease (increase) in other receivables            	(103,221)            	-
Decrease (increase) in prepaid expenses               	(8,427)      	(6,195)
Increase (decrease) in accounts payable                 	8,357     	(12,602)
Increase (decrease) in accrued wages and benefits       	(777)       	35,926
Increase (decrease) in interest payable                	11,185      	(1,923)
Increase (decrease) in other payables                	(12,205)       	11,500
     NET CASH PROVIDED (USED) BY OPERATIONS     	     (55,468)      	110,756

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment                  	(623,260)      	(4,561)
Increase (decrease) in related party loans        	(3,533,972)    	(677,611)
(Increase) decrease in loans receivable               	505,804      	720,799
(Increase) decrease in real estate held for sale     	(61,742)     	(65,660)
Increase (decrease) in loans payable     	           2,921,553      	371,461
Increase (decrease) in line of credit               	(150,000)       	70,000
Increase (decrease) in unfunded loan liabilities     	(79,879)    	(456,498)
Purchase of investments                                	30,308     	(15,848)
  NET CASH PROVIDED (USED) IN INVESTING ACTIVITIES  	(991,188)     	(57,918)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common Stock issued 	                                1,000,000            	-
  NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES  	1,000,000           	--

NET INCREASE (DECREASE) IN CASH                        	86,160       	52,838
CASH BALANCE - BEGINNING OF PERIOD                   	(46,656)       	33,322
CASH BALANCE - END OF PERIOD                          	$39,504      	$86,160

The accompanying notes are an integral part of these stmts.

                           CLS FINANCIAL SERVICES
                       NOTES TO FINANCIAL STATEMENTS
                             December 31, 1997




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES OPERATIONS
CLS FINANCIAL SERVICES, INC. is incorporated under the laws of the State of Washington. The Company's primary business purpose is to engage in the brokerage of loans and the purchase and sale of real estate contracts, mortgages and deeds of trust. The company is also registered with the State of Washington to sell securities involving mortgages, trust deeds and real estate contracts.

ALLOWANCE FOR LOAN AND REAL ESTATE LOSSES
The Company utilizes the allowance method of providing for losses on uncollectible loans on overvalued real estate. Specific valuation of allowances are provided for loans receivable when repayment becomes doubtful and the amounts expected to be received in settlement of the loan are less than the amount due.

Loans are placed in a nonaccrual status when loans become ninety days delinquent. Thereafter, no interest is taken into income unless received in cash or until such time as the borrower demonstrates the ability to resume payments to principal and interest. Interest previously accrued but not collected is charged against income at the time the loan is placed on nonaccrual status.

Valuation allowances are provided for real estate loans held for sale when the net realizable value of the property is less than its costs. Foreclosed assets that are held for sale are carried at the lower of cost (recorded amount at the date of foreclosure) or fair value less disposition costs. Additions to the allowance are charged to expense.

SALES OF REAL ESTATE
Sales of real estate generally are accounted for under the full accrual method. Under that method, gain is not recognized until the collectibility of the sales price is reasonably assured and the earnings process is virtually complete. When a sale does not meet the requirements for income recognition, gain is deferred until those requirements are met.

LOAN ORIGINATION AND SERVICING FEES
Loan origination fees and direct loan origination costs are accounted for under two methods. For loans held as investment the loan fees and direct costs are amortized over the life of the loan. For loans which are held for sale loan fees and direct costs are not recorded until the loans are sold by the company.

Loan servicing fees are charged at a flat rate of $250 per loan and $20 per month over the servicing of the loan. Loan fees are paid by the borrower. Loan fees vary from two up to eight percent depending upon collateral and the credit history of the borrower.

                              CLS FINANCIAL SERVICES
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1997




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES cont'd.
TRUST ACCOUNT
The Company holds money in trust for real estate transactions in process. The amount held is shown as a current asset and current liability on the balance sheet. $12,213 and $9,970 were held in trust at Dec 31, 1997 and Dec 31, 1996.

CASH
For purposes of the statement of cash flow, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

DEPRECIATION
Furniture and equipment is stated at cost and is depreciated using the straight line method for financial reporting purposes. Estimated useful lives are as follows:

   Office Equipment           7 years
   Computer Equipment         5 years

Expenditures for major renewals, additions and betterments which extend useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

FEDERAL INCOME TAX
The Company provides for income taxes based on its income for financial reporting purposes, which is accounted for using the accrual method. For federal income tax purposes, the Company uses the cash method of accounting. The Company also records depreciation under two separate methods for financial reporting and federal tax purposes. Deferred income taxes are provided for timing differences created by these two reporting methods.

USE OF ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustment applied to estimated amounts are recognized in the year which such adjustments are determined.

NOTE 2 - INVESTMENTS
Short term investments consist of marketable securities and are at the lower of cost or market value.

                              CLS FINANCIAL SERVICES
                          NOTES TO FINANCIAL STATEMENTS
                                 December 31,1997




NOTE 3 - COMMITMENTS
The Company leases office space under terms of an operating lease. Future years lease payments under the lease are as follows:

          Dec 31, 1998            $113,820
          Dec 31, 1999              18,970
                                   --------
                                  $132,790
                                   =======

NOTE 4 - LOANS RECEIVABLE
Principal payments over the next five years are as follows:

     Dec  31, 1998         $    1,044,896
     Dec  31, 1999              1,269,422
     Dec  31, 2000                 71,484
     Dec  31, 2001                 30,384
     Dec  31, 2002                 42,106
     Dec  31, 2003                 29,707
                                ---------
                           $    2,486,934
                                =========

Types of real and other property securing loan receivable at Dec 31, 1997 and Dec 31, 1996 are as follows:

                                                  1997            1996
                                                  ----            ----
Single Family Residential                $     476,682    $    725,587
Multi Family Residential                             -               -
Commercial Property                            441,987          20,800
Undeveloped Land                             1,558,600       2,239,459
Automobile                                       9,665           6,892
Unsecured                                            -               -
                                             ---------       ---------
                                         $   2,486,934   $   2,992,738
                                             =========       =========

Security positions on loans receivable are as follows:

                                                  1997            1996
                                                  ----            ----
First lien position                    $     2,436,426    $  2,928,502
Second lien position                            50,508          64,236
Other                                                -               -
                                             ---------      ----------
                                       $     2,486,934    $  2,992,738
                                             =========       =========

A concentration of credit exists as substantially all of the loans are secured by real property in the State of Washington.

                             CLS FINANCIAL SERVICES
                         NOTES TO FINANCIAL STATEMENTS
                               December  31, 1997




NOTE 5 - UNFUNDED LOAN LIABILITIES
The unfunded loan liabilities account represents the unfunded portion of loans which are generally payable to a third party contractor upon certification of completion of construction or other condition.

Upon completion of the condition the Company funds the remaining portion of the loans from its line of credit or funds available from the sale of debt securities. At Dec 31, 1997 and 1996 the balance of unfunded loan liabilities were $0 and $79,879 respectively.

NOTE 6 - LOANS PAYABLE AND DEBENTURES PAYABLE
Loans payable and debenture payable are made up of amounts due to investors with varying terms. Obligations on these loans and debentures are classified as short or long term based upon their maturity dates. Principal payments on loans and debenture payable are as follows:

     Dec   31, 1998                          $     202,222
     Dec   31, 1999                                500,003
     Dec   31, 2000                                837,483
     Dec   31, 2001                                888,144
     Dec   31, 2002                              2,790,362
     Dec   31, 2003                                100,000
                                                 ---------
                                             $   5,318,214
                                                 =========

The company is registered as a securities broker dealer with the State of Washington. As of Dec 31, 1997 the Company has issued
$5,150,000 in debenture certificates under this program. Of this total $5,082,688 in debenture certificates are outstanding at Dec 31, 1997.

NOTE 7 - LINE OF CREDIT
The Company has a $650,000 line of credit. The Company pays $2,200 per month in addition to 12% interest on funds borrowed. At Dec 31,1997 the amount owing on this line of credit is $00. The Company also has a $150,000 line of credit with US Bank. The interest rate is prime plus 2% on borrowed. At Dec 31, 1997 the amount due on this line is 0.

NOTE 8 - RELATED PARTY TRANSACTIONS
The Stockholders of the Company also own 100% of the stock in Puget Sound Investment Group, Inc. (PSIG), Puget Sound Appraisal Group, Inc.
(PSAG), Puget Sound Real Estate Services Group, Inc. (PSRESG), and Puget Sound Construction of Washington, Inc. (PSCW). The Stockholders and PSIG also own 100% partnership units of PSIG - ONE LP.

                              CLS FINANCIAL SERVICES
                          NOTES TO FINANCIAL STATEMENTS
                               December  31, 1997




NOTE 8 - RELATED PARTY TRANSACTIONS cont'd.
PSIG assumes the payment obligations on real estate loans which have gone into foreclosure. Once a loan has gone into foreclosure the loan interest escalates and PSIG will collect the higher interest upon disposition of the property. These loans are retained by the Company and no revenues are recorded until the loan balance has been paid. The Company and PSIG lends funds to each other to meet short term working capital needs. At Dec 31, 1997 PSIG owes the company $3,700,546. PSIG is charged rent by the Company for office space. For the twelve months ended Dec 31, 1997 the Company has charged PSIG $7,350.00 for rent.

PSAG provides appraisal services for loans originated by the Company. PSAG is charged rent by the Company for office space. For the twelve months ended Dec 31, 1997 the Company has charged PSAG $6,600 for rent.

PSRESG provides real estate closing services for loans originated by the Company. For the twelve months ending Dec 31, 1997 the Company has charged PSRESG $23,100 for rent.

PSCW provides residential repair on properties owned by the affiliate PSIG. For the twelve months ending Dec 31, 1997 the Company has charged PSCW $3,300 for rent.

During the year, PSIG - One LP purchased 1,000 shares of Class Two Common Stock from the Company in the amount of $1,000,000.

NOTE 9 - COMMON STOCK
As of Dec 31, 1997 Common Stock consists of the following:

Class One - Common Stock
No Par Value, 500 shares
Authorized and outstanding                   $     10,000

Class Two - Common Stock
$1,000 Par Value, 2,500 shares
authorized and outstanding 1180 1/2 shares      1,180,500
                                                 ---------

Total Common Stock issued and outstanding    $  1,190,500
                                                =========


Class One common stock has non cumulative voting rights.

Class Two common stock has no voting rights or conversion privileges.
Class Two shares have preference as to dividend distributions to the extent of 80% of dividend distributions paid and preference upon dissolution to the extent of book value attributable to Class Two capital contributions.